Exhibit 99.1

Apimeds Pharmaceuticals US Inc. Announces Material Breach of Merger Agreement by Inscobee Inc. (KS:006490) and Apimeds Inc.; Prepares Filing Emergency Action in Delaware Court of Chancery

MATAWAN, N.J. & SEOUL, South Korea — March 24, 2026

MindWave Innovations Inc., a Delaware corporation and wholly owned subsidiary of Apimeds Pharmaceuticals US, Inc. (“APUS” or the “Company”) (NYSE American: APUS), today announced that on March 20, 2026, Inscobee Inc. (KS:006490) and its wholly owned subsidiary Apimeds Inc. (together, “Inscobee”), in concert with certain other stockholders, filed an Amendment No. 2 to Schedule 13D with the Securities and Exchange Commission purporting to effect a hostile takeover of the Company’s Board of Directors by written consent.

Inscobee claims to have removed all four sitting directors of APUS and installed three hand-picked replacements without notice to the Company, without authorization from the Company as holder of an irrevocable proxy over Inscobee’s shares, and in direct violation of the Stockholder Support and Lock-Up Agreement that Inscobee itself signed on December 1, 2025.

The Company considers these actions void and of no legal effect.

Inscobee’s actions represent a calculated breach of the contractual framework governing the merger between APUS and MindWave. On December 1, 2025, Inscobee entered into a Stockholder Support and Lock-Up Agreement in which Inscobee, among other things:

●	Granted APUS an irrevocable proxy over all of their shares, a proxy expressly described as “coupled with an interest” that “may under no circumstances be revoked”; and

●	Waived their right to exercise consent or voting rights that would impede, disrupt, or adversely affect the consummation of the merger or any contemplated transaction.

Inscobee used 6,416,365 shares--shares subject to the irrevocable proxy--to execute the purported written consent without the Company’s authorization. Without those shares, the consent falls far short of the majority required under Delaware law and is invalid on its face.

MindWave and APUS will file an emergency action in the Delaware Court of Chancery pursuant to 8 Del. C. § 225 seeking a declaration that the purported written consent is void, that the existing Board of Directors remains validly seated, and that the purported new directors hold no valid office. The filing includes a motion for a Temporary Restraining Order to preserve the status quo and prevent the purported directors from taking any corporate action pending judicial resolution.

Engaged legal counsel in Seoul, Korea to investigate and pursue all available remedies against Inscobee under Korean law, including in connection with Inscobee’s conduct toward its own shareholders and its obligations under Korean corporate governance standards.

Notified the Company’s transfer agent that the Board composition is under active dispute and that no changes to stock records or corporate records should be made based on instructions from the purported new directors.

Notified NYSE American of the dispute.

MindWave remains committed to completing the Preferred Stock conversion and all transactions contemplated by the Merger Agreement in an expeditious and lawful manner. The Company will defend the interests of all of its shareholders, including the legacy APUS shareholders whose investments Inscobee have placed at risk through this unlawful action.

The Company intends to pursue every available legal remedy, in both the United States and Korea, to hold Inscobee accountable for the damage their actions have caused and to ensure that binding contractual commitments are honored.

About MindWave Innovations Inc.

MindWave Innovations Inc. is a wholly owned subsidiary of Apimeds Pharmaceuticals US, Inc. (NYSE American: APUS). Through its subsidiary Lokahi Therapeutics, Inc., the Company is focused on the development of innovative therapeutic products.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied. The Company undertakes no obligation to update any forward-looking statement.

MEDIA CONTACTS

Email: ceo@mindwavedao.com